Haynie & Company
Certified Public Accountants
& Management Consultants

1785 West 2320 South
Salt Lake City, UT 84119
801-972-4800
801-972-8941
www.HaynieCPAs.com

October 4, 2022

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington, DC 20549

Re: Selectis Health, Inc

Commission File Number: 0-15415

Commissioners:

On October 4, 2022, we were informed of our dismissal as the independent registered public accounting firm for Selectis Health, Inc. (the "Company").

We have read the Company's disclosure, set forth in Item 4.01 "Change in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K, and are in agreement with the disclosures in the referenced Current Report, insofar as they pertain to our Firm. We have not been requested to, nor are we providing any, representations related to the other disclosures included in this Form 8-K. We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Haynie & Company
Haynie & Company